Exhibit 10.23

ALBEMARLE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
As Amended and Restated January 1, 2013

ALBEMARLE CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE
The purpose of this Executive Deferred Compensation Plan is to provide current tax planning opportunities as well as supplemental funds upon the retirement or death of certain employees of Employer. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. The Plan was established effective January 1, 2002 and last restated effective January 1, 2005. This amendment and restatement of the Plan shall be effective as of January 1, 2013.

ARTICLE II
DEFINITIONS
For the purposes of this Plan, the following terms shall have the meanings indicated, unless the content clearly indicates otherwise:
2.1    Account
“Account” means the interest of a Participant in the Plan as represented by the hypothetical bookkeeping entries kept by the Employer for each Participant. Each Participant’s interest may be divided into one or more separate Accounts which reflect, not only contributions into the Plan, but also gains and losses allocated thereto, as well as any distributions or other withdrawals. The value of these Accounts shall be determined as of the Valuation Date. The existence of an Account or bookkeeping entries for a Participant (or his Beneficiary) does not create, suggest or imply that a Participant, Beneficiary or other person claiming through them under this Plan has a beneficial interest in any asset of the Employer.

2.2    Administrative Committee
“Administrative Committee” means the Employee Relations Committee of the Company or any successor committee.
2.3    Beneficiary
“Beneficiary” means the person, persons or entity (including, without limitation, any trustee) last designated by a Participant to receive the benefits specified hereunder, in the event of the Participant’s death.
2.4    Board
“Board” means the Board of Directors of the Company.
2.5    Bonus(es)
“Bonus(es)” for purposes of the Plan shall mean awards made under the Company’s Annual Incentive Plan, the Global Bonus Plan, the Cash Opportunity and Year End Programs, and amounts paid under the Sales Incentive Plan. Bonuses shall not include any other award-type payment allowances including, but not limited to, Signing or Retention Bonuses or Special Recognition Awards, unless otherwise specified by the Company.
2.6    Company
“Company” means Albemarle Corporation or any successor to the business thereof.
2.7    Deferral Election
“Deferral Election” means a base salary and/or Bonus deferral commitment made by a Participant to establish Retirement/Termination Accounts and/or Scheduled Withdrawal Accounts pursuant to Article III and Sections 5.3 and 5.4 for which a Participation Agreement has been submitted by the Participant to the Administrative Committee.

2.8    Disability
“Disability” means a Participant’s inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer. “Disabled” means a Participant has a Disability.
2.9    Elected Deferred Compensation
“Elected Deferred Compensation” means the amount of base salary and/or Bonus that a Participant elects to defer pursuant to a Deferral Election for a Plan Year.
2.10    Employer
“Employer” means the Company and any affiliated or subsidiary corporations designated by the Board. For purposes of determining if a Participant has had a Termination of Employment for purposes of the Plan, “Employer” shall include affiliates of the Company as referred to in Section 409A including any non-U.S. affiliates of the Company.
2.11    Financial Hardship
“Financial Hardship” means an unforeseeable emergency for purposes of Section 409A such that the hardship is an immediate and substantial financial need of the Participant or Beneficiary, resulting from an illness or accident of the Participant, the Participant’s spouse or Beneficiary (or Participant’s dependent), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. Whether a “financial hardship” exists shall be determined by the Administrative Committee on the basis of written information supplied by the Participant, or Participant’s spouse or Beneficiary in accordance with such standards as are, from time to time, established by the Administrative Committee or applicable law.

2.12    Grandfathered Benefit
“Grandfathered Benefit” means the accrued and vested benefits transferred to this Plan from the SERP effective December 31, 2004, which Benefit was intended to satisfy the special grandfather provision of Section 409A as described in IRS Notice 2005-1 Q&A 16.
2.13    Hardship Distribution
“Hardship Distribution” means a distribution pursuant to Section 7.7 to a Participant or a Beneficiary who has a Financial Hardship.
2.14    Participant
“Participant” means any individual who is participating in this Plan as provided in Article III.
2.15    Participation Agreement
“Participation Agreement” means the written agreement in the form prescribed by the Administrative Committee, to defer salary and/or Bonus awards submitted by a Participant to the Administrative Committee or its delegates.
2.16    Plan
“Plan” means this Albemarle Corporation Executive Deferred Compensation Plan as set forth in this document and as the same may be amended, administered or interpreted from time to time.
2.17    Plan Year
“Plan Year” means each calendar year beginning on January 1 and ending on December 31.

2.18    Retirement or Retirement Eligible
“Retirement” or “Retirement Eligible” means a Participant’s Termination of Employment with an Employer, or death, on or after the Participant’s attainment of age fifty-five (55) and completion of ten (10) years of service with the Company or any Employer.
2.19    Retirement/Termination Account
“Retirement/Termination Account” means an Account established pursuant to Section 5.3 to provide for distribution of benefits following Retirement or a Termination of Employment.
2.20    Savings Plan
“Savings Plan” means the Albemarle Corporation Retirement Savings Plan.
2.21    Scheduled Withdrawal
“Scheduled Withdrawal” means a distribution pursuant to Section 7.6 to be made on a Scheduled Withdrawal Date, which may be either prior to or after a Participant's Termination of Employment.
2.22    Scheduled Withdrawal Account
“Scheduled Withdrawal Account” means an Account which may be established pursuant to Section 5.4 to provide for the distribution of benefits on a Scheduled Withdrawal Date.
2.23    Scheduled Withdrawal Date
“Scheduled Withdrawal Date” means the date designated by a Participant for payment of a Scheduled Withdrawal Account, pursuant to Section 7.6 hereof.
2.24    Section 409A
“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and any and all rulings and regulations promulgated thereunder.

2.25    SERP
“SERP” means the Albemarle Corporation Supplemental Executive Retirement Plan.
2.26    Settlement Date
“Settlement Date” means the date on which a lump-sum payment shall be made or the date on which installment payments shall commence under the terms of the Plan.
2.27    Small Account
“Small Account” means an Account subject to payout pursuant to Sections 7.5 and 7.6(c) of the Plan.
2.28    Termination of Employment
“Termination of Employment” means a Participant’s termination of employment with the Company and all Employers which termination constitutes a severance from service as defined under Section 409A of the Internal Revenue Code of 1986, as amended.
2.29    Valuation Date
“Valuation Date” means such dates as the Administrative Committee may determine, in its sole discretion, for the valuation of Participants’ Accounts.

ARTICLE III

PARTICIPATION, DEFERRALS AND ADDITIONAL BENEFITS

3.1    Eligibility and Participation.
(a)    Eligibility and Participation for Voluntary Compensation Deferrals.
(i)    Eligibility. A salaried U.S. Employee shall be eligible to elect to defer his compensation in a Plan Year if (A) he was a Participant in the Plan as of December 31, 2012, or (B) his job classification is grade 15 or above.

(ii)    Participation. An Employee who (A) meets the requirements of paragraph (i)(A) shall continue his Plan Participation on and after January 1, 2013, so long as he continues to be an Employee; and (B) meets the requirements of paragraph (i)(B) shall become a Participant for purposes of deferring his compensation in a Plan Year, as of the Plan Year following the Plan Year in which he becomes eligible, provided, however, that the Company may determine that an Employee under (i)(B) shall be eligible to participate under this Section 3.1(a) immediately upon such Employee’s meeting the eligibility requirements of paragraph (i) above. An Employee who satisfies the requirements of this Section 3.1(a), may elect to make voluntary compensation deferrals into the Plan by submitting a Participation Agreement to the Administrative Committee pursuant to procedures adopted by the Administrative Committee.
(b)    Eligibility and Participation for Employer Allocations.
(i)    Eligibility. A U.S. Employee (or non-U.S. Employee specifically designated by the Company) shall be eligible for the Plan for purposes of receiving Employer allocations under Section 4.2 of the Plan, if he (A) exceeds IRS limits under the Savings Plan, and (B) otherwise qualifies as part of a “select group of management or highly compensated employees” of the Company as such term is defined under relevant law.
(ii)    Participation. An Employee meeting the requirements of paragraph (i) shall become a Participant for purposes of this Section 3.1(b) immediately upon meeting the eligibility provisions of paragraph (i).

(c)    Special Rules.
(i)    For employees who are designated to participate in the Plan in their year of hire, such employees will be eligible for Employer allocations as of the Plan Year including their date of hire without regard to whether such employees have made a deferral for the year.
(ii)    Employees not otherwise eligible to participate in the Plan shall be eligible if they otherwise qualify as “highly compensated or management employees” and the Company designates them to receive an Employer allocation or a discretionary allocation under the Plan.
ARTICLE IV

PLAN CONTRIBUTIONS
4.1    Voluntary Deferrals of Compensation.
Participants who qualify as Participants under Section 3.1(a) shall be subject to this Section 4.1.
(a)    Basic Forms of Compensation Deferral
A Participant may file a Participation Agreement to defer up to fifty percent (50%) of his base salary and/or up to one hundred percent (100%) (net of FICA and Medicare taxes withheld, if any) of each Bonus paid in a Plan Year. The amount to be deferred shall be stated as a percentage of each source of deferral. With respect to the deferral of Bonuses, such deferral election must be made before the start of the year in which the Bonus is earned.
(b)    Commencement and Duration of Deferral Election
(i)    Commencement. A Deferral Election shall commence as of the first day of the Plan Year next following the date a Participation Agreement for such Deferral

Election is filed with the Administrative Committee; provided, however, that a newly eligible Participant may make such election at any time within the first 30 days of eligibility, at the discretion of the Administrative Committee or in accordance with rules or policies established by the Administrative Committee, with such election to apply to base salary and Bonuses earned in payroll periods after that election. The Participation Agreement shall specify the portion of the Elected Deferred Compensation to be credited to each Retirement/Termination Account and to each Scheduled Withdrawal Account.
(ii)    Duration of Election. A Participant’s Deferral Election shall terminate at the end of the Plan Year to which it applies and a Participant wishing to make a Deferral Election for a succeeding Plan Year must make a new Deferral Election by filing a new Participation Agreement with the Administrative Committee prior to the start of the applicable Plan Year. A Deferral Election shall terminate upon the earlier to occur of the following:
(A)    The end of the Plan Year for which the Deferral Election is made; or
(B)    When a Participant terminates employment for any reason or receives a Hardship Withdrawal.
(c)    Modification of Deferral Elections
Notwithstanding the foregoing, a Participant may change, suspend or resume his Deferral Election for any succeeding Plan Year in accordance with rules established by the Administrative Committee, provided that the modification applies only to a salary and/or Bonus payment that is not yet earned.

4.2    Employer Allocations
Participants who qualify under Section 3.1(b) shall be subject to this Section 4.2 and the provisions of this Section 4.2 (and other applicable Plan provisions), shall apply only to such Participants.
(a)    Supplemental Savings Benefit
(i)    An Employer Allocation Participant’s Retirement/Termination Account A shall be credited each Plan Year with a cash amount equal to the excess of (i) the Matching Contribution (as defined in the Savings Plan) which would have been available under the terms of the Savings Plan but for the application of (A) the limitations imposed under the Code, including, but not limited to, Sections 402(g), 401(a)(17) or 415, and/or (B) base salary and Bonus deferrals into this Plan, over (ii) the Matching Contribution made under the Savings Plan for such Plan Year. This credit shall occur on a per pay period basis with respect to Matching Contributions attributable to base salary, and one time per year with respect to Matching Contributions attributable to Bonus.
(ii)    Effective December 31, 2004, a Grandfathered Benefit was established for each individual who was a Participant at that time whereby such Participant’s Account was initially credited with the number of phantom shares of Albemarle Corporation Common Stock previously credited to the bookkeeping account maintained under Section 3.01(b)(ii) under the Albemarle SERP as in force on December 31, 2004, liability for which benefit was assumed by this Plan as of such date. This paragraph (ii) was intended to satisfy the special grandfather provision under Code section 409A for benefits accrued and vested as of December 31, 2004, as described in IRS Notice 2005-1, Q&A 16. Notwithstanding the foregoing, effective January 1, 2011, the provisions for payment of unpaid Grandfathered Benefits were revised to provide instead for payment at the times and in the forms specified in Appendix B hereto. Pursuant to the foregoing change, Grandfathered Benefits remaining unpaid as of January 1, 2011 no longer qualify for grandfathered status as described in Section 409A and such Benefits are subject to the Section 409A rules and restrictions on and after that date.
(b)    Supplemental Pension Benefit
(i)    For each Plan Year in which a Participant is eligible for Employer allocations, the Participant will receive a credit equal to five percent (5%) of base salary and Bonus in excess of the amounts which can be recognized by the Savings Plan because of (A) the limitations under the Code including, but not limited to, Sections 402(g), 401(a)(17) or 415, and (B) base salary and Bonus deferrals into this Plan. For the purposes of clause (A), base salary and Bonus shall be determined without reduction for any amounts contributed under Code sections 402(g) or 125. This credit shall occur on a per pay period basis with respect to the percentage of base salary, and one time per year with respect to the percentage of Bonus.
(ii)    Amounts credited pursuant to this Section 4.2(b) shall be credited to the Participant’s Retirement/Termination Account A.
(c)    Discretionary Allocations
(i)    The Administrative Committee may elect from time to time, to make Discretionary Allocations under the Plan in such amounts and for the benefit of selected Participants, and pursuant to such terms, all as the Administrative Committee, in its sole discretion, shall determine.
(ii)    Effective January 1, 2012, the Savings Plan was amended to provide for a special one-time Discretionary Contribution (as described in that Plan) to be made in December, 2012, on behalf of the eligible Members under that Plan. To the extent any portion of the Discretionary Contribution could not be made to the Savings Plan due to IRS limits and restrictions on contributions to that Plan, such excess was credited to Participants’ Retirement/Termination Account As under this Plan and subject to the additional provisions of Section 4.2(e).
(d)    Benefits for Certain Employees in Jordan
(i)    Eligibility. The following employees are eligible to receive the credit provided under paragraph (ii) of this Section 4.2(d):
(1) Ahmad Khalifeh
(2) Mohammad Sabri
(ii)    Credit.
(A) A Participant who meets the eligibility requirements of paragraph (i) of this Section 4.2(d), will receive a credit under the Plan equal to a percentage of the Participant’s base salary plus Bonus as follows: five percent (5%) for each of the first nine (9) years of service, six percent (6%) for each year of service from ten (10) to nineteen (19), and seven percent (7%) for each year of service thereafter. Years of service for purposes of this Section 4.2(d)(ii)(A) shall be measured each January 1st, with the January 1st following the Participant’s date of hire considered to be his one year anniversary date. This credit shall occur on a per pay period basis with respect to the percentage of base salary piece, and one time per year with respect to the Bonus piece.
(B)    In addition to the credit provided for under subparagraph (A) of this paragraph (ii), the Company may determine from time to time to make additional credits under the Plan on behalf of one or both of the Participants covered under this Section 4.2(d). The decision as to whether to make an additional credit and which of the Participants shall receive the additional credit, shall be determined solely at the discretion of the Company. The Company’s decision to make a credit in one year, or to make a credit on behalf of a specific Participant, shall create no obligation to make a credit in subsequent years or on behalf of the other Participant covered under this Section 4.2(d).
(iii)    Vesting. Any credit a Participant described in paragraph (i) receives pursuant to this Section 4.2(d) shall be immediately 100% vested.
(iv)    Allocation to Accounts. Amounts credited pursuant to this Section 4.2(d) shall be credited to the Participant’s Retirement/Termination Account A.
(e)    Credits of Certain Benefits
With respect to amounts credited under this Section 4.2, a Participant who has a Termination of Employment during a Plan Year for any reason other than a Termination by the Employer for Cause, shall be entitled to Employer credits for the portion of the Plan Year prior to his Termination. "Cause" for purposes of this Section 4.2(e) shall have the same meaning as defined in the Albemarle Corporation 2008 Incentive Plan.
(f)    Pension Credit for Former Akzo Nobel Employees (acquisition effective August 1, 2004)
(i)    A Participant shall be eligible for the credit under this paragraph (f) if such Participant (a) became an employee of the Company or an Employer as a result of the Company’s acquisition of the Catalysts business of Akzo Nobel and (b) was recommended for such eligibility by the Administrative Committee and approved by the Executive Compensation Committee of the Board.
(ii)    A Participant who meets the eligibility requirements of subparagraph (i), above, will receive an additional credit under the Plan as of his date of employment by the Company or an Employer in an amount determined by the Administrative Committee and documented in the records of such Committee.
(iii)    Amounts credited pursuant to this 4.2(f) shall be credited to the Participant’s Retirement/Termination Account A.
(iv)    A Participant who terminates employment before completing at least five years of service with the Company or an Employer (measured from date of hire to date of termination), shall forfeit the entire benefit provided under this Section 4.2(f). Notwithstanding the foregoing, if a Participant’s employment is terminated as the result of death or disability, the Participants shall be fully vested in the benefit provided under this Section 4.2(f). In addition, if a Participant with less than five years of employment with the Company or an Employer terminates employment after attaining age 60, and after attaining a total of at least ten years of combined employment with the Company, an Employer or Akzo Nobel, such Participant will vest in a fraction of his benefit under this Section 4.2(f), where the numerator of such fraction is his completed total years of employment with the Company or an Employer and the denominator of such fraction is five.

ARTICLE V

COMPENSATION ACCOUNTS
5.1    Accounts
For recordkeeping purposes only, Employer shall maintain up to five (5) separate Accounts for each Participant. The Accounts shall be known as the Retirement/Termination Account A, Retirement/Termination Account B and up to three (3) separate Scheduled Withdrawal Accounts.

5.2    Crediting of Deferrals
Beginning January 1 of each Plan Year, a Participant’s Elected Deferred Compensation which consists of deferred base salary shall be credited to the Participant’s Accounts in accordance with the Participant’s Deferral Election as soon as practicable after the date on which the corresponding nondeferred portion of the Participant’s base salary is paid or would have been paid but for the Deferral Election. Beginning January 1 of each Plan Year, a Participant’s Elected Deferred Compensation which consists of deferred Bonus shall be credited to the Participant’s Accounts in accordance with the Participant’s Deferral Election as soon as practicable after the date on which the Bonus is paid or would have been paid but for the Deferral Election.
5.3    Retirement/Termination Accounts
A Participant may have up to two Retirement/Termination Accounts under which such Participant will receive retirement benefits following Retirement or Termination of Employment. The two Retirement/Termination Accounts shall be designated as Retirement/Termination Account A and Retirement/Termination Account B, and shall be payable as described in Section 7.1. With respect to a Participant who is a “specified employee” within the meaning of Code section 409A and regulations thereunder, benefits from such Accounts shall commence six (6) months after Retirement or Termination in accordance with Section 7.1(c).
5.4    Scheduled Withdrawal Account
A Participant may establish up to three (3) Scheduled Withdrawal Accounts by filing a Participation Agreement to defer base salary and/or Bonus into the applicable Scheduled Withdrawal Accounts and designating the applicable percentages allocated to each Account. No deferrals may be made into the Participant’s Scheduled Withdrawal Accounts during the Plan Year in which the Participant is receiving, or will receive, a Scheduled Withdrawal from any such Account and the Scheduled Withdrawal Date with respect to any deferrals made to a Scheduled Withdrawal Account may not be earlier than two years after the end of the Plan Year in which the deferral occurs. Scheduled Withdrawal Accounts shall be payable as described in Article VII hereof.
5.5    Vesting of Accounts
Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant under the Plan.
5.6    Statement of Accounts
From time to time, the Administrative Committee shall give to each Participant a benefit statement setting forth the balance of the Accounts maintained for the Participant.
5.7    Valuation of Accounts
A Participant’s Account as of each Valuation Date shall consist of the balance of the Participant’s Account as of the immediately preceding Valuation Date, plus the Participant’s Elected Deferred Compensation, if any, as such Account may be adjusted for investment gains and losses and minus any distributions made from such Account since the immediately preceding Valuation Date.
ARTICLE VI

INVESTMENT AND EARNINGS
6.1    Plan Investments
A Participant shall complete a portfolio allocation form electing from among a series of hypothetical investment options designated by the Administrative Committee into which the Participant’s Elected Deferred Compensation shall be credited. The performance of the Participant’s Account(s) shall be measured based upon the investment options selected. The Participant’s Elected Deferred Compensation shall be credited with such hypothetical crediting rates calculated after the investment managers’ expenses have been deducted. Investment options may be changed at such times and in the form and manner prescribed by the Administrative Committee, by executing a form available from the Administrative Committee, or its designated agent. To the extent a Participant fails to make an election pursuant to this Section 6.1, the Participant shall be deemed to have elected that all Accounts be invested in the Merrill Lynch Retirement Reserves Money Fund investment option.
6.2    Crediting Investment Gains and Losses
Participant Accounts shall be credited daily with investment gains and losses as if Accounts were invested in one or more of the Plan’s investment options, as selected by the Participant, less administrative charges applied against the particular investment options. Accounts shall be credited with investment gains and losses through the applicable Valuation Date with respect to a particular Settlement Date (or Dates) in anticipation of, and in connection with, a Plan distribution.
ARTICLE VII

PLAN BENEFITS
7.1    Retirement Benefit
(a)    Time. If a Participant terminates employment due to Retirement, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts within 30 days after such Retirement, provided, however, effective for new Accounts established on and after January 1, 2012, Accounts shall be paid on or about the January 15th or July 15th next following the Participant's Retirement instead, subject, however, to the special rules for installment payments under Section (b)(ii) hereof.
(b)    Form. The Participant’s Retirement/Termination Accounts shall be paid as follows:
(i)    Retirement/Termination Account A shall be paid as a single lump-sum payment; and

(ii)    Retirement/Termination Account B shall be paid as installment payments, which shall be annual payments for a period of up to fifteen (15) years, as elected by the Participant at the time of the deferral, commencing on the first day of the Plan Year next following the Participant’s Retirement date, provided, however, that for new Accounts established on and after January 1, 2012, installment payments shall commence on or about the January 15th next following the Participant’s Retirement date instead. The first payment shall equal the Participant’s Account balance as of the most recent Valuation Date divided by the number of installments elected by the Participant. The amount of each succeeding payment shall be redetermined each Plan Year as of January 1 (January 15th for Accounts established on and after January 1, 2012) based on the remaining Account balance as of the most recent Valuation Date divided by the remaining number of installment payments. The Account shall be credited with earnings, gains and losses pursuant to Article VI. If the Participant has no valid election on file, payments from Retirement/Termination Account B shall be made in annual installments over a period of ten (10) years.
(c)    Timing for Specified Employees. With respect to a Participant who is a “specified employee” subject to the restrictions on payments to specified employees under Section 409A, benefits from his Retirement/Termination Account(s) shall be paid or commence on the first pay date of the month following the month in which occurs the six month anniversary date of Termination of Employment due to Retirement (referred to hereunder as the “Six Month Delay Period”).

7.2    Termination Benefit
(a)    Time. If a Participant terminates employment for any reason other than Retirement or death, and prior to his Disability, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts within 30 days following the Termination, provided, however, effective for new Accounts established on and after January 1, 2012, Accounts shall be paid on or about the January 15th or July 15th next following the Participant's Termination instead.
(b)    Form. Upon a Participant’s Termination of Employment, a Participant’s Retirement/Termination Accounts due under Section 7.2(a) shall be paid in a single lump sum (notwithstanding a Participant’s election of installment payments, if any).
(c)    Timing for Specified Employees. With respect to a Participant who is a “specified employee” subject to the restrictions on payments to specified employees under Section 409A, benefits from his Retirement/Termination Account(s) shall be paid on the first pay date of the month following the month in which occurs the six month anniversary date of the Termination of Employment.
7.3    Death Benefit
(a)    Preretirement Death Benefit. If a Participant dies prior to the commencement of Retirement payments, the balances in the Retirement/Termination Accounts and Scheduled Withdrawal Accounts, if any, shall be paid as soon as practicable to the Participant’s Beneficiary in the form elected by the Participant with respect to his Retirement/Termination Accounts.
The Beneficiary shall be permitted to make investment elections and earnings shall continue to be credited pursuant to Article VI after the Participant’s death, provided,

however, that installments shall be made, as elected by the Participant, only if the Participant was Retirement-Eligible at the time of death, and with respect to Accounts established on and after January 1, 2012, payments to the Participant's Beneficiary shall be made in the form of a single lump sum on or about the January 15th or July 15th next following the date of death.
(b)    Postretirement Death Benefit. If a Participant dies following the commencement of Retirement payments, the Employer shall pay to the Participant’s Beneficiary any remaining installment payments that would have been paid to the Participant had the Participant survived at the same time such payments would have been made to the Participant. Notwithstanding the preceding sentence, with respect to Accounts established on and after January 1, 2012, upon a Participant’s death following commencement of payment of his Accounts, payment of the remaining balance of the Account shall be made to the Participant's Beneficiary in the form of a single lump sum on or about the January 15th or July 15th next following the date of death.
7.4    Disability Benefit
(a)    Time. If a Participant becomes Disabled, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts.

(b)    Form. For amounts credited to an Account as of December 31, 2011, a Participant was permitted to elect at the time of deferral the form in which benefits would be paid pursuant to Section 7.1(b) of the Plan in the event of a Disability. If no election was made regarding the form of payment upon Disability, and effective for all amounts credited on and after January 1, 2012, no special provisions apply to the form of payments made upon a Participant's Disability, and the form of payment of such Accounts shall be determined under the other provisions of this Article VII except that with respect to any amounts held in Retirement/Termination Account B, such amounts shall be paid in the elected form of installments without regard to whether the Participant qualifies as Retirement-Eligible.
7.5    Special Rules for Small Accounts
Notwithstanding any of the foregoing, if, on the date payments are to commence under Sections 7.1, 7.2, 7.3 or 7.4 of the Plan, the Participant’s Account balance is less than fifty thousand dollars ($50,000), such Account shall be paid in a single lump-sum payment to the Participant or Beneficiary, as applicable, within thirty (30) days. For all Accounts established on and after January 1, 2012, a payment date must be either a January 15th or July 15th.
7.6    Scheduled Withdrawal Accounts
(a)    Time. Subject to paragraphs (c) and (d) hereof, the balance of a Scheduled Withdrawal Account shall be paid on the date or dates elected by the Participant at the time the applicable Account was established, provided, however, that effective for Accounts established on and after January 1, 2012, a payment date must be either a January 15th or July 15th and to the extent a Participant designates a Scheduled Withdrawal Date other than a January 15th or July 15th, payment shall be made on or about the January 15th or July 15th next following the date designated by the Participant. In no event shall the payment commencement date be prior to two years after the end of the Plan Year for which the applicable Deferral Election is made. A Deferral Election shall not be made with respect to a Scheduled Withdrawal Account for the Plan Year in which a payment will be made from such Account to the Participant.
(b)    Form. Subject to paragraphs (c) and (d) hereof, Participants may elect, prior to establishment of the Account, to receive distributions from a Scheduled Withdrawal Account in the form of a single lump sum or in annual installments over a period not to exceed four (4) years, provided, however, that where a Participant has elected that his Scheduled Withdrawal Account be paid in the form of installments, but at the time payment is to commence, the Participant has terminated employment and is not Retirement-Eligible, payment of the Scheduled Withdrawal Account shall be made in a lump sum instead. Distribution in the form of annual installments shall be paid on or about the January 15th or July 15th designated by the Participant and valued in the method described in Section 7.1(b)(ii) (for Retirement/Termination Accounts paid in installments).
(c)    Small Accounts. Notwithstanding the provisions of paragraphs (a) and (b) above, effective for Accounts established on and after January 1, 2012, if at the time of the earlier of a Participant's Scheduled Withdrawal Date or death (which earlier event is referred to herein as the "Payment Date"), the value of the Participant's Account is less than fifty thousand dollars ($50,000), payment of the Account shall be made in a lump sum within 30 days following the Payment Date, and with respect to Accounts established on and after January 1, 2012, such lump sum payment shall be made on or about the January 15th or July 15th on or after the Payment Date.

(d)    Death. Notwithstanding the provisions of subparagraphs (a) and (b) of this Section 7.6, effective for Accounts established on and after January 1, 2012, upon a Participant's death prior to his Scheduled Withdrawal Date, payment of the Participant's Account(s) shall be made in a lump sum on or about the January 15th or July 15th corresponding to or next following the date of the Participant’s death.
(e)    Disability. Notwithstanding the provisions of subparagraphs (a) and (b) of this Section 7.6, upon a Participant’s Disability prior to his Scheduled Withdrawal Date, payment of the Participant’s Account shall be made or commence upon the Scheduled Withdrawal Date, in the form elected by the Participant.
(f)    Termination of Employment Prior to Scheduled Withdrawal. If a Participant with a balance in a Scheduled Withdrawal Account(s) terminates his employment with an Employer prior to the applicable Scheduled Withdrawal Date, such Scheduled Withdrawal Account(s) shall be paid to the Participant pursuant to subparagraphs (a) and (b) above.
7.7    Hardship Distribution
Upon application by a Participant or Beneficiary who has suffered a Financial Hardship, the Administrative Committee may, in its sole discretion, authorize a Hardship Distribution from his Account prior to the time specified for payment of benefits under the Plan. The Hardship Distribution shall be made ratably from all Accounts. The amount of such Hardship Distribution shall be limited to the amount reasonably necessary to meet the Participant’s, spouse’s or Beneficiary’s requirements during the Financial Hardship plus amounts necessary to pay applicable income taxes and penalties. Any amounts paid to a Participant pursuant to this Section 7.7 shall be treated as a distribution from the Participant’s Accounts.

Following a complete distribution of the entire Account balance, a Participant and his Beneficiary shall be entitled to no further benefits under the Plan with respect to that Account.
Applications for Hardship Distributions and determinations thereon by the Administrative Committee shall be in writing, and a Participant or Beneficiary may be required to furnish written proof of the Financial Hardship.
Upon receiving a Hardship Distribution, a Participant’s Deferral Elections shall cease and such Participant shall not be eligible to make deferrals under the Plan until the next enrollment period following one (1) full year from the date of the Hardship Distribution.
7.8    Valuation and Settlement
With respect to a lump-sum payment, the Settlement Date for an Account shall be no more than thirty (30) days after the Valuation Date next following such event for which the Participant or Beneficiary becomes entitled to payments, provided, however, that with respect to Accounts established on and after January 1, 2012, the Settlement Date shall be on or about the January 15th or July 15th on or after the applicable event. With respect to benefits that will be paid in installments, the initial Settlement Date shall be (i) for other than Scheduled Withdrawal Accounts, the January 1st (January 15th for Accounts established on and after January 1, 2012) next following the Participant’s Retirement date, death (other than for Accounts established on and after January 1, 2012 which Accounts are paid in a lump sum upon death) or Disability, as applicable, and each January 1st (or January 15th) thereafter, and (ii) for Scheduled Withdrawal Accounts, the Scheduled Withdrawal Date (January 15th or July 15th designated or deemed designated for Accounts established on and after January 1, 2012), and the anniversary of the Scheduled Withdrawal Date (or January 15th or July 15th) thereafter, in both cases, until all installment payments are made.

To the extent not otherwise provided for in this Plan or in a Participant’s Election Form(s), benefits hereunder shall be paid in a lump sum.
The Settlement Date for a Hardship Distribution shall be no more than sixty (60) days after the last day of the month in which the Administrative Committee delivers a finding that the Participant or Beneficiary has suffered a Financial Hardship.
7.9    Withholding and Payroll Taxes
The Employer shall withhold from Plan payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. Any withholding of taxes or other amounts with respect to contributions through Elected Deferred Compensation or otherwise, that is required by federal, state or local law, including but not limited to FICA taxes (including both OASDI and Medicare taxes), shall be withheld from the Participant’s nondeferred base salary and/or bonuses (which are not limited to the Participant’s Bonuses for the year) to the maximum extent possible with any excess being withheld from the Participant’s Elected Deferred Compensation. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.
7.10    Payment to Guardian
If a benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may direct payment of such benefit to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Administrative Committee may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Administrative Committee from all liability with respect to such benefit.

7.11    Change of Payment Form or Commencement Date
A Participant may make an election to change the time and/or the form in which Retirement/Termination or Scheduled Withdrawal Accounts are to be paid and such election will supersede his most prior election, provided, however, that (i) any such election must be made no later than twelve months before payments would otherwise have commenced, (ii) the election must provide that commencement of payments will be deferred for at least five years from the date they would otherwise have commenced, (iii) the election otherwise meets the requirements of this Article VII, and (iv) the election otherwise meets the requirements of Section 409A. Any election to change the time or form of a distribution that is filed with the Administrative Committee which does not satisfy the foregoing shall be null and void and the next preceding timely election filed by the Participant shall be controlling.
7.12    De Minimis Accounts
Notwithstanding any other provision of the Plan, effective January 1, 2012, the special “de minimis” Account payment rules under Section 409A shall apply. As such, an Account qualifying as de minimis under Section 409A, shall be paid on or about the January 15th or July 15th after the latest of the following events: (i) a Participant’s Termination of Employment (including Retirement, death or Disability), (ii) written exercise of discretion by the Committee to pay the Account under this Section 7.12, and (iii) the determination that all de minimis payment requirements have been satisfied.
ARTICLE VIII

DESIGNATION
8.1    Beneficiary Designation
Each Participant shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid if a Participant dies prior to complete distribution to the Participant of the benefits due such Participant under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee, and will be effective only when filed with the Administrative Committee during the Participant’s lifetime.
8.2    Changing Beneficiary
Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. The filing of a new Beneficiary designation shall cancel all Beneficiary designations previously filed. If a Participant’s Compensation is community property, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.
8.3    No Beneficiary Designation
In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.
8.4    Effect of Payment
Payment to the Beneficiary shall completely discharge Employer’s obligations under this Plan.
ARTICLE IX

FORFEITURES TO COMPANY
9.1    Distribution of Participant’s Interest When Company is Unable to Locate Distributees
If the Employer is unable, within three (3) years after a payment is due to a Participant or Beneficiary, to make such payment because it cannot ascertain, after making reasonable efforts, the whereabouts of the Participant or the identity or whereabouts of the Beneficiary, and neither Participant, his Beneficiary, nor his executor or administrator has made written claim therefor before the expiration of the aforesaid time limit, then in such case, the amount due shall be forfeited to the Employer.

ARTICLE X

ADMINISTRATION
10.1    Committee; Duties
The Administrative Committee shall have the authority to interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Administrative Committee members in office at the time of the vote shall control any decision. The required majority action may be taken either by a vote at a meeting or without a meeting by a signed memorandum. Meetings may be conducted by telephone conference call. The Administrative Committee may, by majority action, delegate to one or more of its members the authority to execute and deliver in the name of the Administrative Committee all communications and documents which the Administrative Committee is required or authorized to provide under this Plan. Any party shall accept and rely upon any document executed in the name of the Administrative Committee.
10.2    Agents
The Administrative Committee may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Company.
10.3    Binding Effect of Decisions
The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
10.4    Indemnity of Committee
The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service on the Administrative Committee, except in the case of gross negligence or willful misconduct.

ARTICLE XI

CLAIMS PROCEDURE
11.1    Claim
Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan, shall present the request in writing to the Administrative Committee which shall respond in writing within thirty (30) days.
11.2    Denial of Claim
If the claim or request is denied, the written notice of denial shall state:
(a)    The reason for denial, with specific reference to the Plan provisions on which the denial is based.
(b)    A description of any additional material or information required and an explanation of why it is necessary.
(b)    An explanation of the Plan’s claim review procedure.
11.3    Review of Claim
Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Administrative Committee. Such notice must be received by the Administrative Committee within sixty (60)

days following the end of the thirty (30) day review period. The claim or request shall be reviewed by the Administrative Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
11.4    Final Decision
The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE XII

AMENDMENT AND TERMINATION OF PLAN
12.1    Amendment
(a)    The Executive Compensation Committee of the Board may at any time amend the Plan, in whole or in part, provided however that no amendment shall be effective to decrease or restrict the amount credited to any Account maintained under the Plan as of the adoption date or effective date of the amendment, whichever is later.
(b)    The Administrative Committee may adopt any technical, clerical, conforming or clarifying amendment or other change, provided:
(i)    The Administrative Committee deems it necessary or advisable to:
(A)    Correct any defect, supply any omission or reconcile any inconsistency in order to carry out the intent and purposes of the Plan;

(B)    Maintain the Plan’s status as a “top-hat” plan for purposes of ERISA or maintain the Plan’s status as complying with Code section 409A; or
(C)    Facilitate the administration of the Plan;
(ii)    The amendment or change does not, without the consent of the Executive Compensation Committee of the Board, materially increase the cost to the Employer of maintaining the Plan; and
(iii)    Any formal amendment adopted by the Administrative Committee shall be in writing, signed by a member of the Committee and reported to the Executive Compensation Committee of the Board.
(c)    Changes in Earnings Rate. If the Plan is amended so that a series of investment options is not used to calculate the Participants’ investment gains and losses under the Plan, the rate of earnings to be credited to a Participant’s Account shall not be less than the monthly equivalent of the average nominal annual yield on three (3) month Treasury bills for the applicable period.
12.2    Company’s Right to Terminate
The Executive Compensation Committee of the Board may, at any time, partially or completely terminate the Plan.
(a)    Partial Termination. The Executive Compensation Committee of the Board may partially terminate the Plan by instructing the Administrative Committee not to accept any additional deferrals into the Plan. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to deferrals made prior to the effective date of such partial termination.

(b)    Complete Termination. The Executive Compensation Committee of the Board may completely terminate the Plan by instructing the Administrative Committee not to accept any additional deferrals, and by terminating all ongoing Deferral Elections. If such a complete termination occurs, the Plan shall cease to operate and Employer shall distribute each Account; provided, however, that such distribution shall be made in a lump sum, only upon the occurrence of the earliest of the following events:

1.	Termination and liquidation of the Plan within 12 months of a qualifying corporate dissolution or bankruptcy;

2.
Termination and liquidation of the Plan pursuant to irrevocable action of the Company within 30 days before, or 12 months after, a Change in Control (as defined in Appendix A hereto) provided such Change in Control constitutes a permissible payment event under Section 409A;

3.
A termination and liquidation of the Plan (i) that does not occur proximate to a downturn in the Company’s financial condition; (ii) where all plans required to be aggregated with the Plan are terminated; (iii) where no liquidation payments are made for at least 12 months after the Plan is terminated; (iv) where all payments are made by 24 months after the Plan is terminated; and (v) where the Company does not adopt a new plan of the same type, for at least three years after the Plan is terminated; or

4.	The occurrence of an applicable distribution event pursuant to the other terms of the Plan.
Account distributions made under this Section 12.2(b), other than pursuant to paragraph 4 above, shall be paid in the form of a lump sum.

ARTICLE XIII

MISCELLANEOUS
13.1    Unfunded Plan/Compliance with Code
This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. This Plan is intended to comply with Code Section 409A.
13.2    Unsecured General Creditor
Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Employer or any other party for payment of benefits under this Plan. Any life insurance policies, annuity contracts or other property purchased by Employer in connection with this Plan shall remain its general, unpledged and unrestricted assets. Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.
13.3    Trust Fund
At its discretion, the Company may establish one or more trusts, with such trustees as the Company may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to Employer’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan with respect to an Employer’s Participants are paid from any such trust, that Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of that Employer.
13.4    Nonassignability
Except in connection with designating a Beneficiary as provided under Article VIII hereof, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
13.5    Not a Contract of Employment
This Plan shall not constitute a contract of employment between Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.
13.6    Protective Provisions
A Participant shall cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.
13.7    Governing Law
The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Virginia, except as preempted by federal law.
13.8    Validity
In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
13.9    Gender
The masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.

13.10    Notice
Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Administrative Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Employer’s records.
13.11    Successors
The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

ALBEMARLE CORPORATION

By:	/s/ Susan Kelliher
Name: Susan Kelliher
Title: Senior Vice President, Human Resources
Dated:	December 28, 2013

APPENDIX A

Albemarle Corporation
Change In Control Provision

(a)    Change in Control means the occurrence of any of the following events that also constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of assets” of the Company, in each case, within the meaning of Section 409A:

(i)
any Person, or “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the Beneficial Owner of 20% or more of the combined voting power of the then outstanding securities of the Company that are entitled to vote generally for the election of the Company’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Company approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made). However, if any such Person or “group” becomes the Beneficial Owner of 20% or more, and less than 30%, of the Voting Securities, the Continuing Directors may determine, by a vote of at least two-thirds of the Continuing Directors, that the same does not constitute a Change in Control;

(ii)
as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Company’s board of directors, or any successor’s board of directors, within two years of the last of such transactions;

(iii)
the shareholders of the Company approve a Business Combination, unless immediately following such Business Combination, (1) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (ii) no Person (excluding any employee benefit plan or related trust of the Company or the Company resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business

Combination, and (iii) at least a majority of the members of the board of directors of the Company resulting from such Business Combination are Continuing Directors.
For purposes of this Appendix A and other provisions of this Plan, the following terms shall have the meanings set forth below:

(A)
Affiliate and Associate shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement (the “Exchange Act”).

(B)	Beneficial Owner means that a Person shall be deemed the “Beneficial Owner” and shall be deemed to “beneficially own,” any securities:

(i)	that such Person or any of such Person’s Affiliates or Associates owns, directly or indirectly;

(ii)
that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that, a Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” securities tendered pursuant to a tender or exchange offer made by such Person or any such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

(iii)
that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (1) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iv)
that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associates thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in ‘the proviso to subsection (iii) of this definition) or disposing of any voting securities of the Company provided, however, that notwithstanding any provision of this definition, any Person engaged in business as an underwriter of securities who acquires any securities of the Company through such Person’s participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” such securities until the expiration of forty days after the date of acquisition; and provided, further, that in no case shall an officer or director of the Company be deemed (1) the beneficial owner of any securities beneficially owned by another officer or director of the Company solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Company; or (2) the beneficial owner of securities held of record by the trustee of any employee benefit plan of the Company or any Subsidiary of the Company for the benefit of any employee of the Company or any Subsidiary of the Company, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the trust.

(C)
Continuing Directors means any member of the Company’s Board, while a member of that Board, and (i) who was a member of the Company’s Board prior to December 7, 2011, or (ii) whose subsequent nomination for election or election to the Company’s Board was recommended or approved by a majority of the Continuing Directors.

(D)	Person means any individual, firm, company, partnership or other entity.

(E)
Subsidiary means, with references to any Person, any company or other entity of which an amount of voting securities sufficient to elect a majority of the directors or Persons having similar authority of such company or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

APPENDIX B

Terms of Payment of Formerly Grandfathered Benefits
on and after January 1, 2011, pursuant to Plan Section 4.2(a)(ii) of the Plan

Participant	New Time and Form of Payment
Dirk Betlem	Five Annual Installments beginning January, 2012
David Iddins	Lump Sum October 4, 2011
Paul Rocheleau	Lump Sum November, 2011
George Manson	Five Annual Installments beginning January, 2018
Lloyd Crasto	Lump Sum January, 2012
Mark Rohr	Lump Sum upon Retirement/Termination
John Steitz	Lump Sum upon Retirement/Termination
Luther Kissam IV	Lump Sum upon Retirement/Termination
John Nicols	Four Annual Installments beginning January, 2017
David Clary	Lump Sum upon Retirement/Termination
Mary Kay Devillier	Lump Sum upon Retirement/Termination
Scott Martin	Lump Sum upon Retirement/Termination
Ronald Zumstein	Lump Sum upon Retirement/Termination